UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2009
Dana Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-1063 (Commission File Number)	26-1531856 (IRS Employer Identification Number)
3939 Technology Drive, Maumee, OH 43537
(Address of principal executive offices) (Zip Code)
(419) 887-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE.
     On December 16, 2009, Dana Holding Corporation (“Dana”) issued a press release announcing it entered into an agreement with Metalsa S.A. de C.V. (“Metalsa”) providing for Dana and certain of its affiliates to sell substantially all of Dana’s Structural Products business to Metalsa and certain of its affiliates, subject to government regulatory approvals and customary closing conditions. The text of the press release announcing the transaction is attached hereto as Exhibit 99.1.
ITEM 2.06. MATERIAL IMPAIRMENTS.
     On December 16, 2009, Dana determined there would be a material impairment related to the divestiture of the Structural Products business as described above. The completion of this transaction is expected to result in a pre-tax loss in the range of $150 to $180 million, most of which will be recorded in the fourth quarter of 2009 to recognize impairment of the related long-lived assets. Except for certain transaction expenses associated with the sale, which are currently estimated to approximate $10 million, the loss is a non-cash charge. The estimated loss is based on completion of the sale pursuant to the terms of the agreement executed on December 16, 2009. Modifications to the terms of the agreement, expected timing or other factors could affect the amount of the loss.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit No.	Description
99.1	Dana Holding Corporation Press Release dated December 16, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION
Date: December 16, 2009	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Dana Holding Corporation Press Release dated December 16, 2009

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